                                                                      Exhibit 21

                       Subsidiaries of Atrion Corporation
                             As of December 31, 2000

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

                                              State of
            Subsidiary                      Incorporation         Ownership
    ------------------------------------------------------------------------
    Atrion Medical Products                     Alabama              100%
    Halkey-Roberts Corporation                  Florida              100%
    Quest Medical, Inc.                          Texas               100%
    AlaTenn Pipeline Company                    Alabama              100%
    Atrion Leasing Company, Inc.                Alabama              100%
    Atrion International, Inc.                 U.S. V. I.            100%
    ------------------------------------------------------------------------
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